Exhibit 10.26

English Translation

To:

Action King Limited

Address: 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Tel.: +852 2213 0110

Attn: Xian Handi

Letter of Undertaking

WHEREAS, Shi Haiyan has transferred her 12% shares of Guangzhou Yingzheng Information Technology Co., Ltd. (“Yingzheng”) to the Promisor on November 16, 2010. The Promisor hereby irrevocably and unconditionally undertakes to Action King Limited that:

1.               All rights and obligations of Shi Haiyan in Yingzheng as a shareholder have been fully succeeded and acquired by the Promisor.

2.               All rights and obligations of Shi Haiyan under the Voting Proxy Agreement, the Option Agreement, the Equity Pledge Agreement and the Personal Loan Agreement signed by Shi Haiyan, Guangzhou Yitongtianxia Software Development Co., Ltd. and other parties on October 30, 2009 have been fully succeeded and acquired by the Promisor.

3.               The Promisor succeeded and acquired the aforesaid rights and obligations as of November 16, 2010.

4.               If Shi Haiyan challenges the transfer of shares of Yingzheng or makes any claim under any agreement mentioned above, or commits any action which causes or likely causes the non-performance or change to any agreement, all legal liabilities will be borne by the Promisor and the Promisor will fully indemnify Action King Limited against all liabilities, damages, costs, claims, depreciation of net assets, additional liabilities, all costs and expenses resulting therefrom.

5.               This Letter of Undertaking and all disputes arising from or in connection with this Letter of Undertaking shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Promisor:	/s/ Wang Yongchao

ID Card No.:

December 30, 2010